UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )
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Flagstone Reinsurance Holdings Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11, Bermuda

ANNUAL GENERAL MEETING – May 16, 2008

April 16, 2008

To the Shareholders of Flagstone Reinsurance Holdings Limited:

You are cordially invited to attend the Annual General Meeting of your company to be held at 8:30 a.m. local time on Friday, May 16, 2008 at The Pink Beach Club, South Shore Road, Smith’s, Bermuda.

A report of the current affairs of Flagstone Reinsurance Holdings Limited will be presented at the Annual General Meeting and shareholders will have an opportunity for questions and comments.

We request that you complete, sign, and mail the enclosed form of proxy in the enclosed business reply envelope, whether or not you plan to physically attend the Annual General Meeting.

The attached proxy statement (the "Proxy Statement"), the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 16, 2008.

Sincerely yours,

/s/ David A. Brown

David A. Brown
Chief Executive Officer

Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11, Bermuda

NOTICE OF ANNUAL GENERAL MEETING
To be held on May 16, 2008

NOTICE IS HEREBY GIVEN that the Annual General Meeting of shareholders of Flagstone Reinsurance Holdings Limited (the "Company" or "we") will be held on Friday, May 16, 2008, at 8:30 a.m. local time for the following purposes:

1.	To elect four (4) Class B directors to hold office until the 2011 Annual General Meeting of shareholders or until their respective successors have been duly elected.
2.
To approve the appointment of Deloitte & Touche to serve as the Company's independent auditor for the fiscal year 2008 until our 2009 Annual General Meeting and to refer the determination of the auditor’s remuneration to the Board of Directors.

3.	To approve amendments to the Performance Share Unit Plan.
4.	To approve the list of Designated Company Directors for certain subsidiaries of the Company.

In addition, we will consider any other business as may properly come before the 2008 Annual General Meeting or any adjournment(s) thereof.  The Company’s audited financial statements for the fiscal year ended December 31, 2007 will be presented at the 2008 Annual General Meeting.  At the Annual General Meeting, shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business April 1, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting. This Proxy Statement, the Notice of Annual General Meeting, the accompanying proxy card, the Annual Report and Form 10-K for year ended December 31, 2007 are first being mailed to shareholders on or about April 16, 2008.  Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Shareholders are encouraged to complete, sign, date and return the enclosed proxy card in the return envelope furnished for that purpose.  Please sign the accompanying proxy card exactly as your name appears on your share certificate(s).  Signing and returning a proxy card will not prohibit you from attending the 2008 Annual General Meeting.  If you later decide to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement.

By order of the Board of Directors.

/s/ Jean-Paul Dyer

Jean-Paul Dyer
Corporate Secretary
Hamilton, Bermuda

Flagstone Reinsurance Holdings Limited
2008 Proxy Statement

GENERAL INFORMATION

Persons Making the Solicitation

Proxies in the form enclosed are being solicited by the Board of Directors. The persons named in the accompanying proxy card have been designated as proxies by the Board. Such persons designated as proxies serve as officers of the Company.

Persons Entitled to Vote and Voting Procedures

The Board of Directors has set April 1, 2008 as the record date for the Annual General Meeting. If you were an owner of our common shares at the close of business on that date, you are entitled to notice of, and may vote at, the Annual General Meeting.

As of April 1, 2008, 85,316,924 common shares were issued and outstanding. The presence, in person or by proxy, of holders of more than 50% of the common shares outstanding and entitled to vote on the matters to be considered at the Annual General Meeting is required to constitute a quorum for the transaction of business at the Annual General Meeting. Holders of common shares are entitled to vote on each matter to be voted upon by the shareholders at the Annual General Meeting in accordance with the voting rights afforded under bye-laws 4 and 30 of the Company.

If you are entitled to vote at the Annual General Meeting, you may do so in person at the Annual General Meeting or by proxy without attending the meeting. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you receive more than one proxy card, sign and return each proxy card in order to ensure that all of your shares are voted.

If no instructions are provided in an executed proxy, it will be voted “FOR” each of the proposals, and, as to any other business as may properly come before the Annual General Meeting, in accordance with the proxyholder’s judgment as to such business.

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual General Meeting. Member brokerage firms of The New York Stock Exchange, Inc. that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the proposals. Any broker non-votes and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted.

The Board of Directors has not proposed for consideration at the Annual General Meeting any transaction for which the laws of Bermuda entitle shareholders to appraisal rights.

Solicitation and Revocation

In accordance with our bye-laws the nominees for election as directors at the Annual General Meeting who receive the highest number of "FOR" votes will be elected as directors. This is called plurality voting. All common shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon.  Unless you indicate otherwise on your proxy card, or if no instructions are given, the persons named as your proxies will vote your shares "FOR" all the nominees for director named in this Proxy Statement. All other proposals require the affirmative "FOR" vote of a majority of those shares present at the meeting and entitled to vote on the proposal. A hand vote will be taken unless a poll is requested pursuant to the bye-laws. You may revoke your voted proxy at any time prior to the Annual General Meeting or vote in person if you attend.

The Company will bear the cost of this solicitation of proxies. Solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of common shares which such persons hold of record.

OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of the current directors and executive officers of the Company:

Name	Age	Positions
Mark J. Byrne	46	Executive Chairman of the Board of Directors
David A. Brown	50	Chief Executive Officer, Deputy Chairman and Director
James O'Shaughnessy	44	Chief Financial Officer
Gary Prestia	46	Chief Underwriting Officer—North America
Guy Swayne	44	Chief Underwriting Officer—International
Gary Black	62	Director
Stephen Coley	63	Director
Thomas Dickson	45	Director
Stewart Gross	48	Director
E. Daniel James	43	Director
Dr. Anthony Knap	58	Director
Marc Roston	39	Director
Jan Spiering	56	Director
Wray T. Thorn	42	Director
Peter F. Watson	65	Director

The Board of Directors consists of twelve (12) directors and is divided into three equal classes (A, B and C). At each Annual General Meeting, certain directors shall be elected or appointed for a full three-year term to succeed those whose terms expire at such meeting. Each director shall hold office for the term for which he is elected or until his successor is elected or appointed or until his office is otherwise vacated.

Class B Directors with terms expiring at the 2008 Annual General Meeting

Gary Black has been a director since June 2006. He was Chief Claims Executive and Senior Vice President of OneBeacon Insurance Company, a subsidiary of White Mountains Insurance Group, until his retirement in 2006. Prior to joining OneBeacon in January of 2004, Mr. Black spent 35 years with Fireman's Fund Insurance Companies where he was an Executive Vice President and President of the Claims Division. At Fireman's Fund his responsibilities included claims, corporate administration, general counsel, staff counsel and systems. He received his B.A. degree from Southwest Baptist University and is a Chartered Property Casualty Underwriter.

Thomas Dickson has been a director since December 2005. Mr. Dickson is Chief Executive Officer and Founder of Meetinghouse LLC, a private firm that provides investment advisory and management services and advice and support to management for underwriting, ratings, capital management and actuarial functions. Mr. Dickson currently serves as President and Chief Executive Officer of Haverford Capital Partners (Cayman) Limited ("HCP"), a private equity fund specializing in investments in insurance, reinsurance and specialty finance started in August 2005. Mr. Dickson served as President and Chief Executive Officer of The Centre Group and as its Chief Underwriting Officer. At the time, The Centre Group held assets in excess of $9 billion and capital in excess of $1 billion. He joined The Centre Group at the time of its establishment in 1988 and, prior to assuming responsibilities as Chief Underwriting Officer, served in a variety of business production and underwriting capacities in Bermuda and New York. Mr. Dickson holds a bachelor's degree with honors from Stanford University and a Masters Degree from the Johns Hopkins School of Advanced International Studies.

Jan Spiering has been a director since December 2005. From February 1979 to June 2002, Mr. Spiering served as a member of Ernst & Young, becoming the Chairman and Managing Partner of Ernst & Young Bermuda. During his tenure at Ernst & Young, Mr. Spiering was a member of the firm's Global Advisory Counsel, founding member of the International Investment Committee, and was Chairman of the firm's Offshore Fund's Group. He retired from Ernst & Young in 2002, and currently serves on the board of directors for WP Stewart & Co Ltd. and various private companies. Mr. Spiering is a Fellow of the Institute of Chartered Accountants in England & Wales and the Institute of Chartered Accountants of Bermuda and is a Member of the Canadian Institute of Chartered Accountants.

Wray T. Thorn has been a director since October 2006. Mr. Thorn is the Managing Director of Private Equity at Marathon Asset Management, LLC, a global alternative investment and asset management company with over $7.5 billion in capital, where he has worked since June 2005. In his current role, Mr. Thorn provides private equity capital to companies to support management buyout transactions, acquisition and expansion strategies, growth programs, shareholder transitions and financial restructurings. Prior to joining Marathon, Mr. Thorn spent a total of 12 years working on, sponsoring, and financing private equity transactions, acquisitions and capital markets transactions at Fox Paine & Company, Dubilier & Company, where he was a principal and founding member, and the Acquisition Finance Group of Chemical Bank. He is a graduate of Harvard University with an A.B. in Government, cum laude.

Class A Directors with terms expiring at the 2009 Annual General Meeting

Mark J. Byrne has been our Executive Chairman since October 2005. Mr. Byrne also serves as Chairman of Haverford (Bermuda) Ltd. ("Haverford"), an affiliate of the Company due to common ownership (see "Certain Relationships and Related Transactions" below), and Chairman of Island Heritage Holdings Ltd. ("Island Heritage"), an indirect majority-owned subsidiary of the Company. Mr. Byrne founded Flagstone Capital Management (Bermuda) Limited (formerly known as West End Capital Management (Bermuda) Limited and referred to herein as "Flagstone Capital Management"), a wholly-owned subsidiary of the Company, in 1998. Prior to starting Flagstone Capital Management, Mr. Byrne served as Managing Director at Credit Suisse First Boston, responsible for Global Fixed Income Arbitrage in London and Tokyo. Mr. Byrne also held management positions at PIMCO and Salomon Brothers and has 20 years experience in the fixed income and derivative business. Mr. Byrne has invested at early stages in several insurance companies and has served on the boards of directors of several insurance companies, including three public companies: White Mountains Insurance Group Ltd., Terra Nova Bermuda Holding Ltd. and Markel Corp. He holds a Bachelors degree from Dartmouth College and an MBA from the Tuck School of Business at Dartmouth.

Stewart Gross has been a director since January 2006. Mr. Gross is a Managing Director and member of the Investment Committee of Lightyear Capital, a private equity firm investing in companies in the financial services industry. Prior to joining Lightyear in April 2005, Mr. Gross spent 17 years at Warburg Pincus where he was a Managing Director and member of the Executive Management Group. Mr. Gross has been a primary investor in many highly successful companies, including RenaissanceRe Holdings Ltd. Mr. Gross is currently a director of BEA Systems, Inc., SkillSoft Corporation, and several private companies. Mr. Gross received an A.B., magna cum laude, from Harvard College and an M.B.A. from Columbia Business School where he was elected to Beta Gamma Sigma.

E. Daniel James has been a director since December 2005. Mr. James is a senior manager of the Merchant Banking Group and a managing director of Lehman Brothers Inc. He joined the Lehman Brothers Merchant Banking Group in 1995. Prior to joining the Merchant Banking Group, he was a member of the Lehman Brothers M&A Group, based in London and New York. In 1988, Mr. James joined Lehman Brothers' Financial Institutions Group. He is currently a director of Blount International, Inc. and Phoenix Brands LLC. He holds a B.A. in chemistry, with honors, from the College of the Holy Cross.

Marc Roston, Ph.D., has been a director since December 2005. Mr. Roston has been a Senior Portfolio Manager, Chair of the Investment Committee and head of the New York office at Silver Creek Capital Management since 2004. His responsibilities include portfolio strategy, investment research and due diligence. From 2000 to 2004, Mr. Roston was an investment manager with McKinsey & Company in New York and, prior to that, an equity portfolio manager at J.P. Morgan Investment Management. Mr. Roston holds a Ph.D. in economics from the University of Chicago and a B.S. from Carnegie Mellon University.

Class C Directors with terms expiring at the 2010 Annual General Meeting

David Brown has served as Chief Executive Officer of Flagstone since October 2005. Mr. Brown is also a director of Island Heritage, an indirect majority-owned subsidiary of the Company. From September 2003 until October 2005, Mr. Brown served as the Chief Executive Officer of Haverford and as the Chief Operating Officer of Flagstone Capital Management, a wholly-owned subsidiary of the Company. Mr. Brown joined Centre Solutions (Bermuda) Limited ("Centre Solutions") in 1993, and was its President and Chief Executive Officer at the time of his retirement in 1998. Prior to joining Centre Solutions, Mr. Brown was a Partner with Ernst & Young in Bermuda. Mr. Brown is the non-executive Chairman of the Bermuda Stock Exchange and a Director and Trustee for the Schroder Family Trusts. Mr. Brown led the team which analyzed, structured and negotiated the acquisition of Merastar Insurance Company in 2004. As Chairman of Merastar, Mr. Brown led the board's oversight of the successful turn-around strategy. At Centre Solutions, Mr. Brown was responsible for the global operations of a group with over $7 billion in assets and offices in several countries. During his ten years with Ernst & Young, Mr. Brown specialized in insurance and was involved in the liquidation of numerous insurance companies in Bermuda, the U.K. and the U.S. Mr. Brown is a Fellow of the Institute of Chartered Accountants in England & Wales and a Member of both the Institute of Chartered Accountants of Bermuda and the Canadian Institute of Chartered Accountants.

Stephen Coley has been a director since January 2006. Mr. Coley is a Director Emeritus of McKinsey & Company. During his 28+ years of active client service with McKinsey, Mr. Coley led a wide variety of successful business strategy and organization efforts, principally serving technology and basic industrial clients, and led the Firm's corporate growth practice. In addition, Mr. Coley served for 10 years on McKinsey's Investment Committee, which oversees employee profit sharing investments and partner alternative investment vehicles, and served as the committee's chairman from 2000 to 2004. Mr. Coley received an M.B.A., with distinction, from Harvard Business School, where he was named a Loeb Fellow in finance. Mr. Coley has a B.S. in electrical engineering from Duke University. Mr. Coley currently serves on the boards of directors of Dycom Industries and Underwriters Laboratories. He also serves on the Duke University Pratt School of Engineering Board of Visitors and as a Board Advisor to Havell Capital Management, a money management firm in New York, New York.

Dr. Anthony Knap, Ph.D., has been a director since December 2005. Dr. Knap serves as President, Director and Senior Research Scientist of the Bermuda Institute of Ocean Sciences, which he joined in 1978. In 1994, Dr. Knap founded the Risk Prediction Initiative, a partnership between the science community and the reinsurance industry providing essential information between natural disasters and changing climate. Dr. Knap's principal research interests are climate change, environmental science, atmosphere/ocean interactions, effects of chemicals on the marine environment as well as relationships between ocean health and human health. Dr. Knap holds a number of professorships, and serves on numerous expert panels and committees in his field. Dr. Knap received his Ph.D. in oceanography in 1978 from the University of Southampton, U.K.

Peter F. Watson was appointed director in September 2007.  Mr. Watson is currently a consultant to Attorney's Liability Assurance Society (Bermuda) Ltd. ("ALAS"), a mutual insurance company formed in Bermuda to provide professional liability insurance for large U.S. law firms.  Mr. Watson served as President and Chief Executive Officer of ALAS from 2002 to December 31, 2007.  Prior to joining ALAS in 1998, Mr. Watson's career was with Price Waterhouse, initially in London and Montreal and, since 1975, in Bermuda where he also served as senior partner of the firm.  In his latter years with Price Waterhouse, Mr. Watson was responsible for managing the worldwide professional indemnity program for the firm.  Mr. Watson is a past president of the Institute of Chartered Accountants of Bermuda and a Fellow of the Institute of Chartered Accountants and the Quebec Order of Chartered Accountants.

Other Executive Officers

James O'Shaughnessy joined the Company as Chief Financial Officer in May 2006. Prior to joining the Company, he was the Chief Accounting Officer and Senior Vice President at Scottish Reinsurance Group Limited where he was responsible for group internal and external reporting as well as various finance functions and research into accounting issues. Prior to joining Scottish Re in 2005, Mr. O'Shaughnessy was Chief Financial Officer and Senior Vice President at XL Re Ltd., and before that he served for four years at Centre Solutions as Controller and Vice President. Before joining Centre Solutions, he spent four years at ACE Tempest Reinsurance Ltd., where his last position was Vice President of Finance. He began his career in Ireland at PricewaterhouseCoopers before moving to KPMG Peat Marwick in Bermuda. Mr. O'Shaughnessy holds a Bachelor of Commerce degree from University College, Cork, Ireland and is both a Fellow of the Institute of Chartered Accountants of Ireland and an Associate Member of the Chartered Insurance Institute of the U.K.

Gary Prestia has served as our Chief Underwriting Officer—North America since December 2005. Mr. Prestia has more than 21 years' experience in the insurance and reinsurance industry in senior underwriting and executive management positions successfully navigating across the underwriting cycles. From 1998 through 2004, Mr. Prestia served as an executive officer of Converium AG, becoming President of Converium North America, with responsibility for all legal entities and staff in the U.S. and Canada. As Senior Vice President and Chief Underwriting Officer, he was responsible for property catastrophe, property non-catastrophe, motor, marine and third-party liability (excluding professional liability and workers' compensation). In early 2005, Mr. Prestia joined Alea North America as Chief Executive Officer of the North American Reinsurance Division. Prior to 1998, Mr. Prestia held senior underwriting positions at Transatlantic Re. Mr. Prestia received his CPCU and ARe professional designations from the American Institute for Chartered Property and Casualty Underwriters and Bachelor of Business Administration undergraduate degree and graduate work at St. Johns University School of Risk Management and Insurance in New York.

Guy Swayne has been our Chief Underwriting Officer—International since December 2005 and on September 1, 2007 was appointed as the Chief Executive Officer of Flagstone Réassurance Suisse S.A., an indirect wholly-owned subsidiary of the Company.  Mr. Swayne has extensive experience in the industry worldwide and brings a depth of expertise in underwriting, business development, and leadership to the Company. Prior to joining the Company, Mr. Swayne was Chief Underwriting Officer—International with ACE Tempest Reinsurance Ltd. where he managed the International Catastrophe underwriting unit. Mr. Swayne joined Ace in January 2000 and has held senior positions including Executive Vice President, ACE Financial Solutions International (AFSI)—Bermuda where he managed AFSI offices in London, Dublin, and Melbourne. In London he became President of ACE Financial Solutions Europe (AFSE) where he established and developed the European office reporting directly to the President and Chief Executive Officer in Bermuda. Mr. Swayne was instrumental in many key elements associated with a start-up operation, including business plan and budget development, hiring underwriting teams, business production and program completion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below the transactions we entered into with parties that are related to our Company during the year ended December 31, 2007. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

The Company has extensively used two aircraft owned and operated by entities previously controlled by Mark Byrne, the Company's Executive Chairman. Given the Company’s worldwide operations, in July 2007 the Company’s Board of Directors voted unanimously that it was in the Company’s best interest to acquire from Mr. Byrne each aircraft and the operating company that supported each aircraft.

On August 22, 2007, the Company, through its wholly-owned subsidiary, Flagstone Leasing Services Limited ("Flagstone Leasing") entered into a Share Purchase Agreement ("King Air Agreement") with Mr. Byrne, owner of 100% of the issued and outstanding common voting shares of IAL King Air Limited ("IAL King Air"). Pursuant to the terms of the King Air Agreement, Flagstone Leasing, on August 28, 2007, acquired all of the issued and outstanding common voting shares of IAL King Air for a cash purchase price of $1.6 million. The purchase price equaled the value of the net assets acquired, inclusive of debt of $0.9 million, and Mr. Byrne received 100% of the purchase price. IAL King Air owned, as its principal asset, a King Air B-200 aircraft. The value attributed to the aircraft for the purpose of this transaction was determined by the average of two independent appraisals.

On August 23, 2007, Flagstone Leasing entered into a Share Purchase Agreement ("IAL Agreement") with Mr. Byrne, Haverford and Flagstone Capital Management to acquire 100% of the issued and outstanding common voting shares of IAL Leasing Limited ("IAL"). Mr. Byrne, Haverford and Flagstone Capital Management, a wholly-owned subsidiary of the Company, owned 90%, 5% and 5%, respectively, of the issued and outstanding common voting shares of IAL. Pursuant to the terms of the IAL Agreement, Flagstone Leasing, on August 28, 2007, acquired all of the issued and outstanding common voting shares of IAL for a cash purchase price of $1.4 million. The purchase price equalled the value of the net assets acquired, inclusive of debt of $17.1 million due to Banc of America Leasing and Capital, LLC ("BoA"). IAL owned, as its principal asset, a Dassault Falcon 900B aircraft ("the Falcon"). In consideration of Mr. Byrne forgiving debt due to him from IAL, and his undertaking with respect to the indemnities contained in the IAL Agreement, Mr. Byrne received 100% of the purchase price. The value attributed to the aircraft for the purpose of this transaction was determined by the average of two independent appraisals. On September 25, 2007, IAL concluded a sale lease-back transaction with BoA in relation to the Falcon. With this transaction, IAL sold the Falcon and the related debt financing to BoA for a cash consideration of $1.4 million and entered into an operating lease with BoA to lease the Falcon for a term of 10 years.

Effective August 29, 2007, Longtail Aviation Limited ("Longtail"), an entity controlled by Mr. Byrne, entered into an Amalgamation Agreement ("Agreement") with a wholly-owned subsidiary of the Company, Longtail Aviation International Limited ("Longtail International"). Longtail provides support, maintenance and pilot services for the aircraft utilized by the Company in its worldwide operations.  Pursuant to the terms of the Agreement, Longtail was, subject to certain regulatory approvals required by the Bermuda Registrar of Companies, amalgamated (merged) into Longtail International in consideration of payment for agreed net assets in Longtail as of July 31, 2007 and forgiveness of debt owed to Mr. Byrne by Longtail. Mr. Byrne, as Longtail's principal shareholder, received $1.9 million from Longtail International. The consideration paid to Mr. Byrne was equal to the net assets received by Longtail International.  Prior to the acquisition of Longtail in August 2007, the Company participated in a charter agreement with Longtail which permitted the Company to charter private aircraft. The Company incurred an expense of $1.1 million, in relation to this agreement during the year ended December 31, 2007.

During the year ended December 31, 2007, the Company made lease payments of $0.3 million to Eyepatch Holdings Limited, a company in which Haverford has a 40.0% stake and from which the Company leases office space.

Haverford sponsored the Company’s formation in October 2005 and invested $100.0 million in its initial private placement.  Mr. Byrne and Mr. Brown, the Company's Chief Executive Officer, serve as directors of Haverford.  As at December 31, 2007, Haverford directly owned 10.0 million common shares, or 11.7%, of the Company's outstanding shares and is the holder of a Warrant which will entitle it to purchase up to an additional 8,585,747 common shares of the Company in December 2010 (the "Warrant").  The impact of the conversion of the Warrant would increase Haverford’s ownership interest to 19.8% of the outstanding voting common shares at December 31, 2007.  The Company paid $1.0 million to Haverford in relation to services performed in respect of the initial private placement.

Haverford also owns all of the share capital of Haverford Investment Holdings Ltd., which owns 6.0% of the voting common shares of Haverford Capital Partners (Cayman) Limited ("HCP").  The Chief Executive Officer of HCP, Thomas Dickson, is also a director of the Company.  HCP directly owns 2.5 million common shares, or 2.9%, of the outstanding common shares of the Company at December 31, 2007.

On December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $25.0 million, will receive interest at three-month LIBOR and will pay 4.096% interest. The agreement will terminate on September 15, 2012. On December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $120.0 million, will receive interest at three-month LIBOR and will pay 3.962% interest. The agreement will terminate on September 15, 2011. The fair value of the two swaps was $0.2 million as at December 31, 2007.  Affiliates of Lehman Brothers Inc. are shareholders of the Company and preferred shareholders of Mont Fort Re Ltd. (see "Corporate Governance—The Board of Directors and its Committees" below), and E. Daniel James, a director of the Company, is a managing director at Lehman Brothers Inc. Lehman Brothers Inc. acted as an underwriter of the Company’s initial public offering (the “IPO”) and provided additional investment banking services to the Company in connection with the IPO.  The total fee received by Lehman Brothers Inc. in connection with our IPO was $3.4 million.

Policies and Procedures for Related Party Transactions

The Company adopted a written Code of Conduct and Ethics on June 16, 2006 which specifies the Company's policy relating to conflicts of interest. The Code of Conduct and Ethics defines a "conflict of interest" as any situation in which the private interest of any director, board observer or employee of the Company interferes in any way (or even appears to interfere) with the interests of the Company as a whole. Under the Code of Conduct and Ethics, an individual who becomes aware of a potential conflict of interest must report this conflict to the Chairman of the Audit Committee for consideration by the Audit Committee. The Audit Committee will determine whether a conflict of interest exists on a case-by-case basis and will memorialize its determinations and the reasons behind such determinations. The Audit Committee will ensure that the directors voting on an issue are informed, disinterested and independent with respect to that issue. If the Audit Committee determines that a conflict of interest exists, then the director, board observer or employee shall not participate, directly or indirectly, in the matter or activity that has given rise to such conflict of interest unless expressly approved by the Audit Committee. The Audit Committee Charter requires the Audit Committee to review and discuss with management the reasonableness of the price, terms and conditions for all related party transactions.  Each of the transactions described above has been reviewed by Audit Committee in accordance with this mandate.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The current executive officers, Messrs. Byrne, Brown, O'Shaughnessy, Prestia and Swayne, are compensated according to the terms of their employment contracts, which are described below. The Compensation Committee of the Board of Directors has determined that these five officers are the "Named Executive Officers."

Our executive compensation programs are designed to encourage our executive officers to think and act like, and over time to themselves become, shareholders of the Company. We want our executive officers to take appropriate risks with our capital in order to generate returns for our shareholders but at the same time to share the downside risk if those risks cause poor performance or even loss. Through our performance management and rewards processes and programs, we endeavor to create an environment that fosters and rewards:

●	finding and assuming attractively priced risk;
●	managing our overall risk exposure to mitigate loss;
●	ensuring we have optimal capital to run our business;
●	working hard and cooperating with colleagues; and
●	providing excellent service to clients and colleagues.

We foster an attitude of shared risk-taking between our executive officers and our shareholders by providing a significant portion of our executive officers' incentive compensation through equity-based awards. We emphasize "at risk" pay tied to performance as the majority of total compensation potential. We evaluate and reward our executive officers based on dynamic factors such as whether they are willing and able to challenge existing processes, adapt to sudden or frequent changes in priorities and capitalize on "windows of opportunity."

Our Compensation Committee reviews and approves all of our compensation policies.

Executive Compensation Policy

Overview

The Company's performance-driven compensation policy consists of the following three components:

●	base salary (and, in some cases, housing allowance or mortgage subsidy);
●	annual cash bonuses; and
●	long-term incentive awards (in the form of Performance Share Units or "PSUs").

We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (PSUs) to achieve our goal of driving long-term growth in diluted book value per share. The long-term compensation element, the PSUs, are designed to emphasize the performance measures our executive officers need to address in order to deliver shareholder value. Currently, the PSUs awarded to our Named Executive Officers (other than our Executive Chairman, who does not participate in the Performance Share Unit Plan (the "PSU Plan")) vest over three years. Each PSU converts into a quantity of shares ranging from zero to two based upon the Company's achievement of diluted return on equity goals over the three-year period. In the future, the Company may award to Named Executive Officers PSUs which have a different index with a portion of the award tied more closely to the performance of a specific business unit for which a Named Executive Officer is responsible. However, a portion would also remain tied to the Company's achieving diluted return on equity goals. During 2007, the Company issued PSUs of the 2007-2009 and 2008-2010 series whose diluted return on equity goals are different from those issued for 2006-2008. See "―Long-Term Incentive Awards" below.  The Company may also issue PSUs whose diluted return on equity goals are different from those issued for each of the 2006-2008, 2007-2009 and 2008-2010 series.

We carefully determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and we use our judgment and experience and work with our Named Executive Officers to determine the appropriate mix of compensation for each individual. The number of PSUs each Named Executive Officer (other than our Executive Chairman) receives is based on the expectations we have for the individual and, over time, on their performance against those expectations. The mix of short-term and long-term compensation may sometimes be adjusted to reflect an individual's need for current cash compensation. While we expect all Named Executive Officers to receive the majority of their compensation in PSUs, family size or geographical location could mean an executive officer needs a larger and more predictable amount of current cash compensation than a peer. In such circumstances, instead of issuing PSUs the Company typically pays cash compensation equal to approximately one-third to two-thirds of the product of the number of PSUs foregone and the fair value per share of the Company's common shares at the time of the grant. This practice is designed to reward the executive officer for shared risk-taking.

During fiscal 2007, none of the Named Executive Officers participated in the Restricted Share Unit Plan (the "RSU Plan").

Base salary typically will constitute a minority portion of the total compensation of our Named Executive Officers. We set salary to provide adequate cash compensation to support a reasonable standard of living, so that our Named Executive Officers are prepared to have "at risk" the portion of their compensation received in PSUs. We anticipate that if the Company meets its diluted return on equity goals the Named Executive Officers will receive significantly more long-term value (in some cases a multiple) from their PSUs than from their annual cash bonuses.

Base salary

Base salary is used to recognize particularly the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2007 base salaries of the Named Executive Officers, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the individual’s position, the level of the individual's responsibility, the ability to replace the individual, the base salary of the individual at his prior employment and the limited number of well-qualified candidates available in Bermuda and Switzerland. For purposes of determining competitive compensation levels for our Named Executive Officers in Bermuda, we subscribed to the PricewaterhouseCoopers Bermuda International Compensation Survey in 2007, an independent local market annual survey.  In addition, we informally consider competitive market practices with respect to the salaries of our Named Executive Officers. We speak with recruitment agencies and review annual reports on Form 10-K, proxy statements or similar information of other Bermuda and Swiss reinsurance companies with market capitalizations greater than $500.0 million and less than $3.0 billion, in particular Aspen Insurance Holdings Ltd., Endurance Specialty Holdings Ltd., Allied World Assurance Company Holdings, Ltd, Montpelier Re Holdings Ltd. and Platinum Underwriters Holding Ltd. We do not use compensation consultants at this time, however, in the future we may seek such advice.

The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities. The leading factor in determining increases in salary level is the employment market in Bermuda and, solely in respect of Mr. Swayne, Switzerland for senior executives of insurance and reinsurance companies. We expect the salaries of our Named Executive Officers to stay relatively constant, increasing when the insurance and reinsurance market moves or when an executive officer assumes a larger role within the Company.

Annual cash bonuses

Annual cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. These bonuses are determined on a discretionary basis. Our Executive Chairman and our Chief Executive Officer agree with each of the other executive officers upon short-term and long-term goals as part of an evaluation process, and then subsequently rate each executive officer in writing against those goals before deciding the bonus. Such goals include but are not limited to finding and assuming attractively-priced risk; managing our overall risk exposure to mitigate loss; ensuring we have optimal capital to run our business; working hard and cooperating with colleagues; and providing excellent service to clients and colleagues.  In the case of the Chief Executive Officer, these goals are established by the Compensation Committee in consultation with the Executive Chairman, and in the case of the Executive Chairman, these goals are established by the Compensation Committee. The Named Executive Officer's performance of non-goal specific items is also taken into account in determining the Named Executive Officer's bonus. Awards for the subject year are based on the financial statements for that year, and are based on an assessment of each Named Executive Officer's achievement of the established goals and non-goal specific items. This range is based on the seniority of the position and our view of the degree to which the Named Executive Officer's performance could affect the Company's overall results. The employment agreements for Messrs. Byrne and Brown do not limit the amount of their annual bonuses. The bonus allocation to executive officers, other than Named Executive Officers, are set by the Executive Chairman in consultation with the Chief Executive Officer. Messrs.  Byrne and Brown play no role in setting their own bonuses. Instead, the bonuses for each of them are set independently by the Compensation Committee. Bonuses for the Named Executive Officers are accrued quarterly in the consolidated financial statements and are updated based on the amounts approved by the Compensation Committee.

The 2007 bonuses for our Named Executive Officers have been determined and were finalized upon completion of the 2007 audit. The Compensation Committee approves the bonus of all Named Executive Officers.  With the exception of Mr. Swayne, 2007 bonuses for all Named Executive Officers will be paid in 2008.  See note 2 to the "Summary Compensation Table" below.  Mr. Swayne received $215,000 in August 2007 pursuant to his secondment as Chief Executive Officer of Flagstone Réassurance Suisse S.A.  See "―Employment Agreements" below.

Long-Term Incentive Awards

PSUs.    The Company has adopted a PSU Plan to provide PSUs as incentive compensation to certain key employees (including the Named Executive Officers) of the Company. Our Executive Chairman does not participate in the PSU Plan but is responsible for recommending grants under the PSU Plan to the Compensation Committee.

The PSUs are designed to align management's performance objectives with the interests of our shareholders. We believe that PSUs (which are based on diluted return on equity) align the compensation of our Named Executive Officers more closely to shareholder value than other alternatives such as options (which place 100% weight on growth in market value). The Compensation Committee has exclusive authority to select the persons to be awarded PSUs. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award.

Following the final performance period of a PSU, the Compensation Committee determines whether the performance objectives were met in whole or in part, and the payment due on the PSU as a result. The Compensation Committee has no discretion to change the growth in diluted return on equity goals for PSUs which have already been granted.

The PSU grants made entitle the recipient to receive the number of common shares of the Company equal to the product of the number of PSUs granted times a "multiplier". The applicable multiplier for each series of PSUs is determined as follows:

●
2006-2008 (all series): The multiplier is determined based on the geometric average return on equity of the Company during the fiscal years 2006-2008 measured in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP") on a fully diluted basis.  The multiplier is 100% if return on equity is 17%, 200% if return on equity is 27% or greater, and 0% if return on equity is 7% or less.  The multiplier scales ratably between return on equity endpoints of 7% and 27%.

●
2007-2009 (all series): The multiplier is determined based on the arithmetic average return on equity of the Company during the fiscal years 2007-2009 measured in accordance with U.S. GAAP on a fully diluted basis.  The multiplier is 100% if return on equity is 16%, 200% if return on equity is 26% or greater, and 0% if return on equity is 8% or less.  The multiplier scales ratably between a return on equity endpoint of 8% and a midpoint of 16%, and between a return on equity midpoint of 16% and an endpoint of 26%.

●
2008-2010 (Series A): The multiplier is determined based on the arithmetic average return on equity of the Company during the fiscal years 2008-2010 measured in accordance with U.S. GAAP on a fully diluted basis.  The multiplier is 100% if return on equity is 16%, 200% if return on equity is 26% or greater, and 0% if return on equity is 8% or less. The multiplier scales ratably between a return on equity endpoint of 8% and a midpoint of 16%, and between a return on equity midpoint of 16% and an endpoint of 26%.

●
2008-2010 (Series B): The multiplier is determined based on the geometric average return on equity of the Company during the fiscal years 2008-2010 measured in accordance with U.S. GAAP on a fully diluted basis.  The multiplier is 100% if return on equity is 17%, 200% if return on equity is 24% or greater, and 0% if return on equity is 10% or less.  The multiplier scales ratably between return on equity endpoints of 10% and 24%.

In the future, the Company may award to Named Executive Officers PSUs which have a different index with a portion of the award tied more closely to the performance of a specific business unit for which a Named Executive Officer is responsible. However, a portion would also remain tied to the Company achieving its diluted return on equity goals.

The Company has no policy to recover payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of a payment. The PSUs vest over a period of three years. To enhance retention, PSUs generally will be cancelled without value by the Company if the participant's continuous employment terminates prior to the end of the performance period.

Settlement of a PSU may be made in cash or by issuance of common shares or a combination of both, at the discretion of the Compensation Committee. The Company expects generally to settle the PSUs in common shares. As of April 16, 2008, the maximum number of common shares that may be issued under the PSU Plan is 5,600,000 common shares, subject to adjustment for share subdivisions, share dividends, stock splits and similar events. Our long-term expectation is that PSU grants equal in number to approximately 1% of outstanding common shares will be made each year. Thus, an increase in the maximum number of common shares that may be issued under the PSU Plan will need to be authorized in due course.  See "Proposal 3—Performance Share Unit Plan Amendments" below.

We generally grant PSU awards annually, prior to the commencement of the performance period they track. In the case of new hires, we generally award PSUs that have a performance period commencing on the beginning of the year of hire, or the following year.

Warrant.    In connection with the three closings of the private placement of our common shares in December 2005, January 2006 and February 2006, we issued the Warrant to Haverford to purchase 8,585,747 common shares of the Company (which equaled 12.0% of the issued share capital of the Company through the completion of the private placement in February 2006) at an exercise price of $14.00 per share (subject to adjustment for share subdivisions, share dividends, stock splits and similar events). The Warrant will be exercisable during the month of December 2010. Our Executive Chairman, Mr. Byrne, and our Chief Executive Officer, Mr. Brown, control and may be deemed to have an interest in Haverford.  See "Security Ownership of Certain Beneficial Owners, Management and Directors" below.

The Warrant was granted in recognition of the efforts of Mr. Byrne and Mr. Brown in creating the Company, assembling the resources and taking financial risk by covering all of the start-up costs in advance of the Company being funded by additional investors. In accordance with U.S. GAAP we have recognized the Warrant as a compensation expense.

The fair value of the Warrant when issued in December 2005 was $12.2 million, and this amount was included as compensation expense for the period ended December 31, 2005.  We amended the Warrant in connection with the additional closings of the private placement in February 2006 to increase the number of shares for which the Warrant is exercisable in proportion to the amount of additional capital raised in the private placement. The increase in the fair value of the Warrant as a result of this amendment was $3.4 million, and this amount was included as a compensation expense for the year ended December 31, 2006. The Company has no current plans to further amend the Warrant.

The Company has no current plans to grant any options or additional awards to purchase common shares of the Company.

Competitive Market Review

We informally consider competitive market practices with respect to the salaries and total compensation of our Named Executive Officers. For purposes of determining competitive compensation levels for our Named Executive Officers in Bermuda, we subscribed to the PricewaterhouseCoopers Bermuda International Compensation Survey in 2007, an independent local market annual survey. We review the market practices by speaking to recruitment agencies and reviewing annual reports on Form 10-K, proxy statements or similar information of other Bermuda and Swiss reinsurance companies with market capitalizations greater than $500.0 million and less than $3.0 billion, in particular Aspen Insurance Holdings Ltd., Endurance Specialty Holdings Ltd., Allied World Assurance Company Holdings, Ltd, Montpelier Re Holdings Ltd. and Platinum Underwriters Holding Ltd.

Common Share Ownership Requirements

The Company seeks to weight its compensation scheme to ownership of our common shares. The Company believes that broad-based stock ownership by its employees (including the Named Executive Officers) enhances its ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. The goal of the PSU program is to engage all of our Named Executive Officers as partners in the Company's success and help the Company realize the maximum gain from its strategy. The Company does not have a formal requirement for share ownership by any group of employees.

Change in Control and Severance

Upon termination of employment, the Named Executive Officers may receive payments under the Company's PSU Plan and severance payments under their employment agreements.

PSUs.    The PSU Plan has a "double trigger": PSUs held by any participant may settle in full if: (i) the Company undergoes a transaction that is deemed to be a change of control and (ii) the participant is terminated, constructively terminated or the PSU Plan is changed adversely. If the change of control is "hostile," meaning that it is opposed by our Executive Chairman and our Chief Executive Officer, all PSUs held by a participant will become fully payable in shares or cash, or a mixture of both, at the discretion of the Compensation Committee immediately upon any termination of the employment of the participant by the Company. If the double trigger occurs, the Named Executive Officer may receive all or a portion of the maximum award under the PSU Plan.

We believe this double trigger requirement maximizes shareholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control. Under this structure, unvested PSUs would continue to incentivize the Named Executive Officers to remain with the Company after the friendly change in control.

If, by contrast, the PSU plan had only a "single trigger," and a friendly change of control occurred, management's PSUs would all vest immediately creating a windfall, and the new owner would then likely find it necessary to replace the compensation with fresh unvested compensation in order to retain management. This is why we believe a "double-trigger" is more shareholder-friendly, and thus more appropriate, than a single trigger.

Severance.    The Named Executive Officers' employment agreements entitle each officer to compensation if such officer's employment is terminated without cause. Severance payments include a cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to the Named Executive Officer. In the event a Named Executive Officer has been employed with the Company for fewer than three years and is terminated without cause, the bonus will be calculated by averaging the sum of such lesser number of bonuses paid to the Named Executive Officer.

David Brown's employment agreement provides that, in the event he is terminated without cause, Mr. Brown generally shall be entitled to a lump sum cash payment of the greater of: (i) one year's annual salary and a bonus calculated by averaging the sum of the three most recent bonuses paid to him (or such lesser number of bonuses if fewer than three bonuses have been paid since the commencement of his employment agreement), or (ii) the cash value mark-to-market per the Company's books and records for the most recently ended quarter of the PSUs he lost due to termination, pro-rated for the portion of the performance period served under the PSUs. However, if he is terminated without cause following a change of control of the Company, Mr. Brown will be entitled to a cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the three most recent bonuses (or such lesser number of bonuses if fewer than three bonuses have been paid since the commencement of his employment agreement) paid to him.

Severance payments for each Named Executive Officer under his employment agreement are in addition to the Company's obligation to pay such officer's salary during the requisite notice period. The severance payments are in addition to each Named Executive Officer's rights to payment under the PSU Plan discussed above.

Each employment agreement includes a covenant by the Named Executive Officer not to solicit employees of the Company during a period following notice of termination, and, except for a termination of Mr. Brown without cause following a change of control of the Company, provides for these severance payments in a lump sum only after the officer shall have complied with such non-solicitation requirement (in the reasonable judgment of the Company). In the case of Messrs. Byrne and Brown, that period is 730 days. In the case of Messrs. Prestia, Swayne and O'Shaughnessy, that period is 545 days.

The level of severance payments was determined as follows: Prior to the commencement of our IPO process, all executive officer contracts were terminable by either party upon 90 days' notice, did not restrict the executive officer following the termination of his employment with the Company from soliciting employees of the Company, and provided for no severance payments other than payment of salary during the notice period. It was determined by the Compensation Committee, in conjunction with our advisors in the IPO process, that these provisions were generally less protective of the Company's interest than the provisions adopted by comparable public firms. It was thus decided, in conjunction with the relevant executive officers, to amend the employment agreements in two ways beneficial to the Company (longer notice and the addition of non-solicitation provisions) and two ways beneficial to the employee (severance arrangements and use of the Company's aircraft at marginal cost). It was considered by the Compensation Committee that, given the lengthy notice period to which the executive officers are now committed, a decision to resign would effectively freeze such an executive officer's career for at least a year. Thus the payment of one year's pay, in the event the Company decided to terminate the executive officer without cause, was considered roughly proportionate.

Mr. Brown's severance provisions are slightly more generous than those of the other Named Executive Officers and reflect the high opportunity costs he would bear if the Company decided to change its Chief Executive Officer.

Role of Executive Officers in Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. O'Shaughnessy, Prestia and Swayne acting on the recommendation of our Executive Chairman, Mr. Byrne, with advice from our Chief Executive Officer, Mr. Brown. The Compensation Committee determines the compensation (excluding the annual bonus) of Mr. Brown acting with advice from Mr. Byrne. The Compensation Committee determines the compensation (excluding the annual bonus) of Mr. Byrne acting with advice from Mr. Brown.  Messrs. Brown and Byrne do not play a role in determining their own bonuses. Instead, the bonuses for each of them are set independently by the Compensation Committee. Our Executive Chairman does not receive PSUs but is responsible for recommending grants under the PSU Plan to the Compensation Committee.

Conclusion

The Company's compensation policies are designed to retain and motivate our senior executive officers, align their performance objectives with the interests of our shareholders and ultimately reward them for outstanding performance.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers as of December 31, 2007 for services rendered by them to the Company and to its subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock awards(2) ($)	All other compensation(3)($)	Total ($)
Mark J. Byrne Executive Chairman	2007	600,000	550,000	—	72,469	1,222,469
David A. Brown Chief Executive Officer	2007	600,000	550,000	1,797,277	46,958	2,994,235
James O'Shaughnessy Chief Financial Officer	2007	315,000	157,461	342,235	78,750	893,446
Gary Prestia Chief Underwriting Officer North America	2007	460,000	361,250	602,068	60,494	1,483,812
Guy Swayne Chief Underwriting Officer International (4)	2007	402,825	514,688(5)	1,027,688	46,849	1,991,896
____________________

(1) The amounts shown in this column are bonuses paid in fiscal 2007 and reflect performance in fiscal 2006 with the exception of Guy Swayne. In addition to the bonus he received for performance in fiscal 2006, Mr. Swayne was also paid a bonus of $215,000 in fiscal 2007 and reflects performance in fiscal 2007 prior to his secondment to Flagstone Réassurance Suisse S.A. in September 2007.

(2) The amounts shown in this column are based on the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year in accordance with SFAS No. 123(R), "Share-Based Payments" ("SFAS 123(R)").  All share awards are expensed ratably over the vesting period and thus the amounts shown reflect those stock awards granted in the 2006 and 2007 fiscal years. The bonuses and stock awards paid and granted in the 2008 fiscal year are as follows:  Mark J. Byrne — $750,000 and nil PSUs;  David Brown — $750,000 and 189,000 PSUs series 2008B;  James O'Shaughnessy — $157,500 and 32,000 PSUs series 2008B;  Gary Prestia — $325,000 and 70,000 PSUs series 2008B;  and Guy Swayne CHF 50,000 and nil PSUs.

(3)  The amounts shown in this column represent housing allowances and mortgage subsidies provided to the Named Executive Officers. During 2007, on flights of Company aircraft, the Company allowed employees and their family members to occupy seats that otherwise would have been vacant. This benefit had no incremental cost to the Company as each Named Executive Officer reimbursed the marginal cost to the Company for any such personal use.

(4) Mr. Swayne received his salary and a portion of his housing allowance in Swiss francs beginning September 1, 2007.  These amounts were converted in U.S. dollars at an average foreign exchange rate for 2007 of $0.87.

(5) Prior to his relocation to Switzerland in September 2007, Mr. Swayne was paid a bonus of $215,000 relating to his performance up to that date for fiscal 2007.

Grants of Plan-Based Awards

The Compensation Committee awarded PSUs for the 2006-2008, 2007-2009 and 2008-2010 performance periods to all of our Named Executive Officers, except our Executive Chairman. The PSUs for the 2008-2010 performance period have only been granted to Mr. Swayne to date. Our Executive Chairman does not participate in the PSU Plan because he contributed the significant majority of capital to Haverford and we therefore consider him to have sufficient indirect interest in the value of the Company's equity, and because this allows him to participate meaningfully in the allocation of PSU grants to others without conflict of interest.

Under the non-discretionary formula set forth in the PSUs, upon vesting, the executive officers holding PSUs shall be entitled to receive a number of common shares of the Company (or the cash equivalent, or a combination of both, in each case at the election of the Compensation Committee) equal to the product of the number of PSUs granted multiplied by a factor. The factor will range between zero and two, depending on the diluted return on equity achieved during the vesting period. The PSUs vest over a period of approximately three years. If certain diluted return on equity goals are not met, no compensation cost is recognized.

To enhance retention, if the participant's continuous employment terminates prior to the end of the performance period, PSU grants generally will be cancelled without value by the Company at the end of the next performance period.

In the event of a hostile takeover termination, the Compensation Committee would have the option to pay the maximum award due to the participant in either cash or by the issuance of common shares in the cash value of the common shares based on market value rather than net asset value as of the date of the hostile takeover termination. Under the PSU Plan, a hostile takeover termination would occur if an employee is terminated or there is an adverse change in the PSU Plan, following a change in control of the Company that was opposed by the Executive Chairman and the Chief Executive Officer.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table summarizes the grants made to the Named Executive Officers under any plan in 2007.

			Estimated future payouts under equity incentive plan awards (1)
Name	Grant dates	Date of Compensation Committee Action	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Mark Byrne	n/a	n/a	n/a	n/a	n/a	—
David Brown	January 1, 2007	December 26, 2006	—	200,000	400,000	2,700,000
	May 1, 2007	April 27, 2007	—	25,000	50,000	332,500
Gary Prestia	January 1, 2007	December 26, 2006	—	70,000	140,000	945,500
	May 1, 2007	April 27, 2007	—	15,000	30,000	199,500
James O’Shaughnessy	January 1, 2007	December 26, 2006	—	35,000	70,000	472,500
	May 1, 2007	April 27, 2007	—	10,000	20,000	133,000
Guy Swayne	January 1, 2007	December 26, 2006	—	105,000	210,000	1,417,500
	May 1, 2007	April 27, 2007	—	25,000	50,000	332,500
	October 25, 2007	October 25, 2007	—	146,700	293,400	2,049,399
____________________

(1) There is no minimum, or "threshold," number of common shares of the Company payable under a PSU Plan award. "Target" means the number of common shares issuable if the performance objectives of the award were met in full (factor of one), and "maximum" means maximum number of shares issuable under the award (factor of two).

(2) The amounts shown in this column are based on the fair value at time of grant of the PSUs. The ultimate value of the PSUs is highly dependent on the Company's diluted return on equity.

Employment Agreements

The following paragraphs summarize the employment-related agreements for our Named Executive Officers. The employment agreements for Messrs. O'Shaughnessy, Prestia and Swayne provide that either party may terminate the agreement upon 180 days' advanced written notice to the other party and do not otherwise specify a termination date. The employment agreements for Messrs. Byrne and Brown provide that either party may terminate the agreement upon 365 days' advanced written notice to the other party and do not otherwise specify a termination date. The employment agreement for each Named Executive Officer provide for a discretionary annual bonus to be paid to each Named Executive Officer. The employment agreements for each of Messrs. O'Shaughnessy, Prestia and Swayne specify that the annual bonus shall not exceed 75% of such Named Executive Officer's annual salary. The employments agreements for Messrs. Byrne and Brown do not limit the amount of their annual bonuses.

The employment agreements for each of the Named Executive Officers specify that each Named Executive Officer shall have the right to personal use of the Company aircraft, provided that each Named Executive Officer shall reimburse the marginal cost to the Company for this personal use. This amount does not include fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips on the aircraft.

Mark Byrne.    We have entered into an employment agreement with Mr. Byrne, dated October 18, 2006, under which he has agreed to serve as our Executive Chairman. Pursuant to this agreement, Mr. Byrne was paid an annual salary of $600,000 for the year ended December 31, 2007. The agreement further provides that Mr. Byrne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3% per annum. The maximum financing to which this applies is an amount equal to five times Mr. Byrne's annual salary as amended from time to time. Mr. Byrne has agreed terms with the Company such that his annual salary for the year ending December 31, 2008 will be approximately $650,000.

David Brown.    We have entered into an employment agreement with Mr. Brown, dated October 15, 2006, under which he has agreed to serve as our Chief Executive Officer. Pursuant to this agreement, Mr. Brown was paid an annual salary of $600,000 for the year ended December 31, 2007. The agreement further provides that Mr. Brown shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3% per annum. The maximum financing to which this applies is an amount equal to five times Mr. Brown's annual salary as amended from time to time.  Mr. Brown has agreed terms with the Company such that his annual salary for the year ending December 31, 2008 will be approximately $650,000.

James O'Shaughnessy.    We have entered into an employment agreement with Mr. O'Shaughnessy, dated October 18, 2006, under which he has agreed to serve as our Chief Financial Officer. Pursuant to this agreement, Mr. O'Shaughnessy was paid an annual salary of $315,000 for the year ended December 31, 2007. The agreement further provides that Mr. O'Shaughnessy shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3% per annum. The maximum financing to which this applies is an amount equal to five times Mr. O'Shaughnessy's annual salary as amended from time to time.  Mr. O’Shaughnessy has agreed terms with the Company such that his annual salary for the year ending December 31, 2008 will be approximately $330,000.

Gary Prestia.    We have entered into an employment agreement with Mr. Prestia, dated October 18, 2006, under which he has agreed to serve as our Chief Underwriting Officer—North America. Pursuant to this agreement, Mr. Prestia was paid an annual salary of $460,000 for the year ended December 31, 2007. The agreement further provides that Mr. Prestia shall receive a housing allowance of up to $10,000 per month.  Mr. Prestia has agreed terms with the Company such that his annual salary for the year ending December 31, 2008 will be approximately $520,000.

Guy Swayne.    We have entered into an employment agreement with Mr. Swayne, dated October 18, 2006, under which he has agreed to serve as our Chief Underwriting Officer—International. Pursuant to this agreement, Mr. Swayne was paid an annual salary of $430,000 for the year ended December 31, 2007. The agreement further provides that Mr. Swayne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3% per annum. The maximum financing to which this applies is $1.5 million. Pursuant to a secondment letter, dated July 17, 2007, the salary and bonus provisions of this agreement were suspended as of August 1, 2007 during Mr. Swayne's term in Switzerland. Mr. Swayne entered into an employment agreement effective September 1, 2007 to assume the position of Chief Executive Officer of Flagstone Réassurance Suisse S.A.  Pursuant to the terms of the secondment letter and September 1, 2007 employment agreement, he will receive an annual base salary of CHF400,000, a housing allowance of CHF7,000 per month,  and CHF 20,000 to be paid annually by the Company towards the school fees for his child.  The mortgage subsidy that Mr. Swayne receives in Bermuda continues to be in effect.   Mr. Swayne was paid a bonus in August 2007 of $215,000 in relation to his fiscal 2007 performance up to the date of his secondment.  Mr. Swayne has agreed terms with the Company such that his annual salary for the year ending December 31, 2008 will be approximately CHF400,000.

Compensation Mix

We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (PSUs) to achieve our goal of driving long-term growth in book value per share. The long-term compensation element, the PSUs, are designed to emphasize the performance measures executive officers need to address in order to deliver shareholder value.

The cumulative number of PSUs granted to each of the Named Executive Officers as at December 31, 2007 was as follows: (i) Mr. Byrne (none); (ii) Mr. Brown (465,000); (iii) Mr. O'Shaughnessy (85,000); (iv) Mr. Swayne (381,700) and (v) Mr. Prestia (155,000).

The amount of annual base salary for each of the Named Executive Officers in fiscal 2007 was as follows: (i) Mr. Byrne ($600,000); (ii) Mr. Brown ($600,000); (iii) Mr. O'Shaughnessy ($315,000); (iv) Mr. Swayne ($402,825) and (v) Mr. Prestia ($460,000).

Base salary typically will constitute a minority portion of the total compensation of our Named Executive Officers. We set salary to provide adequate cash compensation to support a reasonable standard of living, so that our Named Executive Officers are prepared to have "at risk" the portion of their compensation received in PSUs. We anticipate that if the Company meets its diluted return on equity goals the Named Executive Officers will receive significantly more long-term value (in some cases a multiple) from their PSUs than from their annual cash bonuses, the other form of incentive compensation.

We maintain a defined contribution pension plan in accordance with the National Pension Scheme (Occupational Pensions Act) 1998, as amended, for the benefit of employees that are Bermudians or spouses of Bermudians.

We maintain a defined contribution pension plan in accordance with the Occupational Pensions Act in Switzerland for the benefit of employees that are resident in Switzerland.

For the Named Executive Officers, no PSUs vested during 2007. The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, except for those contributions to the Swiss social pension plan, or l’Assurance-Vieillesse et Survivant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of four outside directors, Messrs. Gross, James, Knap and Thorn, and Mr. James serves as Chairman. No member has ever been an officer or employee of the Company or of any of its subsidiaries. As discussed above under "Certain Relationships and Related Transactions," Mr.  James is a senior manager of the Merchant Banking Group and a managing director of Lehman Brothers Inc., which acted as an underwriter for our IPO. In addition, Lehman Brothers Inc. provided additional investment banking services to the Company in connection with our initial private placement, for which it received fees of $2.0 million, and in connection with our IPO. The total fee received by Lehman Brothers Inc. in connection with our IPO was $3.4 million.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of securities underlying the Warrant and the Company's PSU Plan awards for each Named Executive Officer in 2007.

Name	Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (3) ($)
Mark Byrne	n/a	8,362,518	—	$14.00	December 31, 2010	—	—
David Brown	n/a	223,229	—	$14.00	December 31, 2010	465,000	6,463,500
James O'Shaughnessy	n/a	n/a	n/a	n/a	n/a	85,000	1,181,500
Gary Prestia	n/a	n/a	n/a	n/a	n/a	155,000	2,154,500
Guy Swayne	n/a	n/a	n/a	n/a	n/a	381,700	5,305,630
____________________

(1)	The amounts shown in this column represent the respective interests of Mr. Byrne and Mr. Brown in the Warrant, based upon their respective contributions to the capital of Haverford.
(2)
The number of common shares shown in this column assumes the performance objectives of the PSU grant were met in full (factor of one). The number of common shares issuable in respect of the PSUs could increase by a factor of two depending on diluted return on equity.  See "―Long Term Incentive Awards."

(3)	Valuation of the stock awards assumed a market price of $13.90 as at December 31, 2007. See "Option Exercises and Shares Vested Table" below.

Option Exercises and Shares Vested Table

The following table sets forth the options exercised and corresponding vesting of stock earned by our Named Executive Officers in 2007.

Name	Share Awards
	Number of Shares Acquired on Vesting (#)			Value Realized on Vesting ($)
	PSU 2006 Series(1)	PSU 2007 Series(2)	PSU 2008A Series (3)
Mark Byrne	—	—	—	—
David Brown	240,000	225,000	—	6,463,500
James O'Shaughnessy	40,000	45,000	—	1,181,500
Gary Prestia	70,000	85,000	—	2,154,500
Guy Swayne	105,000	130,000	146,700	5,305,630
____________________

(1)	Vest as of December 31, 2008.

(2)	Vest as of December 31, 2009.

(3)
Vest as of December 31, 2010. The amount shown in this column is the 2008A series of PSUs granted to Mr. Swayne and reflects his performance in 2007 up to the date of his secondment to Flagstone Réassurance Suisse S.A. in September 2007. See also notes 2 and 5 to the "Summary Compensation Table" above.

Potential Payments Upon Termination or Change-in-Control

The following summarizes potential payments payable to our Named Executive Officers upon termination of their employment or a change in control of the Company under their current employment agreements and our PSU Plan.

Employment Agreements

The employment agreement of each Named Executive Officer entitles him to a severance payment if the Company terminates his employment without cause.

As used in these employment agreements, "cause" means:

●	a material breach by the Named Executive Officer of any contract between such executive officer and the Company;
●
the willful and continued failure or refusal by such executive officer to perform any duties reasonably required by the Company, after notification by the Company of such failure or refusal, and failing to correct such behavior within 20 days of such notification;

●	commission by the executive officer of a criminal offence or other offence of moral turpitude;

●	perpetration by the executive officer of a dishonest act or common law fraud against the Company or a client thereof; or
●
the Named Executive Officer’s willful engagement in misconduct which is materially injurious to the Company, including without limitation the disclosure of any trade secrets, financial models, or computer software to persons outside the Company without the consent of the Company.

The employment agreements of Messrs. Byrne, Prestia, Swayne and O'Shaughnessy provide for cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to the Named Executive Officer. In the event a Named Executive Officer has been employed with the Company for fewer than three years and is terminated without cause, the bonus will be calculated by averaging the sum of such lesser number of bonuses paid to the Named Executive Officer. The amounts the Company would pay under this provision for a termination as of December 31, 2007 would be $1,150,000 for Mr. Byrne, $821,250 for Mr. Prestia, $707,513 for Mr. Swayne and $472,461 for Mr. O'Shaughnessy.

David Brown's employment agreement provides that, in the event Mr. Brown is terminated without cause, Mr. Brown generally shall be entitled to a lump sum cash payment of the greater of: (i) one year's annual salary and a bonus calculated by averaging the sum of the three most recent bonuses (or such lesser number of bonuses if fewer than three bonuses have been paid since the commencement of his employment agreement) paid to him, or (ii) the cash value determined on a mark-to-market basis per the Company's books and records for the most recently ended quarter, of the PSUs he lost due to termination, pro-rated for the portion of the performance period served under the PSUs. Under this provision, for a termination as of December 31, 2007, the Company would be obligated to pay $3,266,500 to Mr. Brown, based upon two-thirds performance of the 240,000 2006-2008 PSUs and one-third performance of the 225,000 2007-2009 PSUs held by him at the price per common share of $13.90 at December 31, 2007.

If the Company terminates Mr. Brown's employment without cause following a change of control of the Company, the Company will be obligated immediately to pay Mr. Brown a lump sum cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of three most recent bonuses (or such lesser number of bonuses if fewer than three bonuses have been paid since the commencement of his employment agreement) paid to him. Under this provision, for a termination as of December 31, 2007, the Company would be obligated to pay $1,150,000 to Mr. Brown.

The level of severance payments was determined as follows: Prior to the commencement of our IPO process, all executive officer contracts were terminable by either party upon 90 days' notice, did not restrict the executive officer following the termination of his employment with the Company from soliciting employees of the Company, and provided for no severance payments other than payment of salary during the notice period. It was determined by the Compensation Committee, in conjunction with our advisors in the public offering process, that these provisions were generally less protective of the Company's interest than those provisions at comparable public firms. It was thus decided, in conjunction with the relevant executive officers, to amend the employment agreements in two ways beneficial to the Company (longer notice and the addition of non-solicitation provisions) and two ways beneficial to the employee (severance arrangements and use of the Company's aircraft at marginal cost). It was considered by the Compensation Committee that, given the lengthy notice period to which the executive officers are now committed, a decision to resign would effectively freeze such an executive officer's career for at least a year. Thus the payment of one year's pay, in the event the Company decided to terminate the executive officer without cause, was considered roughly proportionate.

Mr. Brown's severance provisions are slightly more generous than those of the other Named Executive Officers and reflect the high opportunity costs he would bear if the Company decided to change its Chief Executive Officer.

Severance payments for each Named Executive Officer under his employment agreement are in addition to the Company's obligation to pay such Named Executive Officer's salary during the requisite notice period, and are in addition to the Company's obligations under the PSU Plan.

Each employment agreement includes a covenant by the officer not to solicit employees of the Company during a period following notice of termination, and, except for a termination of Mr. Brown without cause following a change of control of the Company, provides for these severance payments in a lump sum only after the officer shall have complied with such non-solicitation requirement (in the reasonable judgment of the Company). In the case of Messrs. Byrne and Brown, that period is 730 days. In the case of Messrs. Prestia, Swayne and O'Shaughnessy, that period is 545 days.

PSU Plan

Within 24 months following a change of control, and prior to the end of the performance period, the PSU Plan provides for payment in the event of a termination without cause, constructive termination or adverse change in the plan. As used in the PSU Plan:

●
A "change of control" means any person or group, other than the initial subscribers of the Company, becomes the beneficial owner of 50% or more of the Company's then outstanding shares, or the business of the Company for which the participant's services are principally performed is disposed of by the Company pursuant to a sale or other disposition of all or substantially all of the business or business related assets of the Company (including shares of a subsidiary of the Company).

●	"Cause" has the meaning set forth above under "—Employment Agreements."
●
A participant who terminates employment at his own initiative may, by prior written notice to the Company, declare the termination to be a "constructive termination" if it follows (a) a material decrease in his salary or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the participant makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution. The Company has 30 days to cure the circumstances that would constitute a constructive termination.

●
An "adverse change in the plan" principally includes a termination of the plan, an amendment that materially diminishes the value of PSU grants, or a material diminution of the rights of the holder of the PSU.

In these circumstances, if the Compensation Committee shall have determined, prior to the change in control and based on the most recent performance status reports, that the performance objectives for the particular grant were being met at the date of the determination, the participant shall receive the maximum award for those PSUs, which is a number of common shares equal to two times the number of his PSUs. If the Compensation Committee shall have determined that the performance objectives were not being met, the participant shall receive a portion of the maximum award to be determined by the Compensation Committee at its discretion, but not less than the pro-rated portion of the maximum award based on the number of full months which have elapsed since the date of the PSU grant plus half of the difference between that amount and the maximum award. For all PSU awards to date, the sole performance objective has been stated as a target diluted return on equity of the Company.

If the change of control is "hostile," meaning that it was opposed by our Executive Chairman and our Chief Executive Officer, immediately upon any termination of the employment of the participant by the Company, each participant shall be entitled to receive common shares equal to two times the number of his unvested PSUs or, in the discretion of the Company, the cash value of those shares based on the market price per share at the date of termination.

The number of common shares issuable under these provisions for a termination event as of December 31, 2007 would be 930,000 shares to Mr. Brown, 310,000 shares to Mr. Prestia, 763,400 shares to Mr. Swayne and 170,000 shares to Mr. O'Shaughnessy. Based on the price per common share of $13.90 at December 31, 2007, the value of those shares would be $12,927,000, $4,309,000, $10,611,260 and $2,363,000 respectively.

Each of these provisions of the PSU Plan provides for payment only upon a change of control and another triggering event, such as a termination without cause. We believe this "double trigger" requirement maximizes shareholder value because this structure would prevent an unintended windfall to management in the event of a friendly (non-hostile) change in control, which could be a transaction maximizing shareholder value. Under this structure, shareholders would have the ability to sell their common shares since the unvested PSUs would continue to incentivize the Named Executive Officers to remain with the Company after the friendly change in control.

If, by contrast, the PSU plan had only a "single trigger," and a friendly change of control occurred, management's PSUs would all vest immediately creating a windfall, and the new owner would then likely find it necessary to replace the compensation with fresh unvested compensation, in order to retain management. This is why we believe a double trigger is more shareholder-friendly, and thus more appropriate, than a single trigger.

The PSU Plan also provides for payment in specified circumstances if the participant shall retire under an approved retirement program of the Company. The Company currently has no retirement program.

Director Compensation Table

The following table summarizes the fees or other compensation that our directors earned for services as members of the Board of Directors or any committee of the Board of Directors during 2007.

Name	Fees earned or paid in cash ($)	Stock awards (1) ($)	Total ($)
Gary Black	19,000	81,000	100,000
Nicholas Brumm (2)	12,000	84,000	100,000
Stephen Coley	23,000	83,000	106,000
Thomas Dickson	64,000	40,500	104,500
Stewart Gross(3)	15,000	15,000	113,000
E. Daniel James(4)	23,500	83,000	106,500
Dr. Anthony Knap	31,500	84,000	115,500
Marc Roston(5)	21,500	83,000	104,500
Jan Spiering	34,500	184,000	218,500
Wray T. Thorn(6)	38,000	84,000	122,000
Peter F. Watson	12,200	9,300	21,500
____________________

(1) The amounts shown in this column are based on the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year in accordance with SFAS No. 123(R). The amounts shown in this column also represent the fair value at time of grant of the Restricted Share Units ("RSUs") granted to each director during 2007. The aggregate number of RSUs issued to each director during 2007 (all of which remained outstanding as at December 31, 2007) was as follows: Mr. Black—6,090 RSUs; Mr. Coley—6,240 RSUs; Mr. Dickson—3,045 RSUs; Mr. Gross—1,127 RSUs; Mr. James—6,240 RSUs; Dr. Knap—6,315 RSUs; Mr. Roston—6,240 RSUs; Mr. Spiering—13,834 RSUs; Mr. Thorn—6,315 RSUs; and Mr. Watson—688 RSUs.

(2) Mr. Brumm resigned from the Board of Directors on July 20, 2007.

(3) As noted in “Our Directors” above, Stewart Gross is a Managing Director of Lightyear Capital. The Company authorized the issuance of such RSUs in consideration of Mr. Stewart’s service as a director. The RSUs were granted in favor of Lightyear Capital, LLC. Mr. Gross does not beneficially own these RSUs.

(4) As noted in “Our Directors” above, E. Daniel James is a Managing Director of Lehman Brothers Inc. and a senior manager of Lehman Brothers Merchant Banking Group. As part of his compensation for serving as a director of the Company, Mr. James has received, and it is expected that he will in the future from time to time receive, common shares, RSUs or options to purchase our common shares. Under the terms of Mr. James’ employment with Lehman Brothers Inc., he is required to surrender to Lehman Brothers Inc. any compensation (including common shares, RSUs and options) received in his capacity as a director of the Company. Mr. James disclaims beneficial ownership of all RSUs granted to him and all common shares beneficially owned by the Lehman entities.  See “Security Ownership of Certain Beneficial Owners, Management and Directors” below.

(5) These RSUs were acquired by certain funds (the “Silver Creek Funds”) managed by Silver Creek Capital Management LLC (“Silver Creek”). An employee of Silver Creek (see “Our Directors” above), Marc Roston, serves as a director of the Company. Mr. Roston has instructed the Company to pay any compensation he would have received as a director directly to the Silver Creek Funds. The common shares were acquired through the RSU plan which is part of the Company’s director compensation package. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Silver Creek may be deemed to be the beneficial owner of the common shares beneficially owned by the Silver Creek Funds.  Silver Creek hereby disclaims beneficial ownership of all such shares, except to the extent of any indirect pecuniary interest therein.

(6) As noted in “Our Directors” above, Wray Thorn is the Managing Director of Private Equity at Marathon Asset Management, LLC (“Marathon”).  Mr. Thorn does not individually or otherwise beneficially own any common shares of the Company.  Mr. Thorn is an employee of Marathon, which serves as the investment manager (the “Manager”) of Marathon Special Opportunity Master Fund, Ltd. (the “Marathon Fund”).  The Marathon Fund owns certain common shares of the Company, all of which are subject to the sole voting and investment authority of the Manager.  Thus, for purposes of Regulation 13d-3 of the Exchange Act, the Manager is deemed to beneficially own the securities of the Company held by the Marathon Fund, and Mr. Thorn disclaims beneficial ownership of the common shares of the Company held by the Marathon Fund.  The Manager, in its capacity as the holder of sole voting and investment authority of more than 5% of the common shares of the Company pursuant to Regulation 13d-3 of the Exchange Act, separately files statements pursuant to Section 13 of the Exchange Act.  Mr. Thorn’s interest in the securities noted herein is limited to the extent of his pecuniary interest in the Marathon Fund, if any.

Directors who are also employees are not paid any fees or other compensation for services as members of the Board of Directors or of any committee of the Board of Directors. Directors who are not employees of the Company are paid an annual fee of $75,000. The Company pays a minimum of $15,000 of the annual fee in RSUs under the RSU Plan. Each RSU will be valued at the market price of the common shares as at January 1 of each fiscal year. Directors receive the remaining portion of the annual fee in cash, or may, at their election, receive RSUs instead of cash for any amount of their annual fee. Some of our directors represent institutions that require them to assign over to the institution any compensation that they receive for serving as directors. The table above includes these amounts.

Each director receives cash in the amount of $2,000 for each Board of Director or committee meeting attended in person, and $1,000 for each meeting attended by telephone. Each director receives cash in the amount of $3,000 per year for each committee the director serves upon. In addition, committee chairs (other than the Audit Committee Chair) receive an annual fee of $2,000 for each committee chaired. The Audit Committee Chair receives an annual fee of $100,000. This fee is greater than that received by the other committee chairs due to the substantially greater time and responsibility demands made upon the Audit Committee Chair.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth information as at April 1, 2008 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

●	each person known by us to beneficially own 5% or more of our outstanding common shares;
●	each of our directors;
●	each of our executive officers; and
●	all of our executive officers and directors as a group.

Name of beneficial owner	Number of Common Shares	Percentage of voting rights (1)
Lehman entities(2)	15,830,000	18.6%
Haverford (Bermuda) Ltd.	10,000,000	11.7
Silver Creek entities(3)	11,208,946	13.1
Lightyear entities(4)	6,000,000	7.0
Marathon Special Opportunity Master Fund, Ltd.(5)	5,500,000	6.4
QVT entities(6)	5,505,016	6.5
Mark J. Byrne(7)	10,050,000	11.7
David A. Brown(8)	10,090,000	11.8
James O'Shaughnessy	8,000	*
Gary Prestia(9)	500	*
Guy Swayne(10)	10,000	*
Gary Black	—	—
Stephen Coley	—	—
Thomas Dickson(11)	2,507,817	2.9%
Stewart Gross(12)	—	—
E. Daniel James(13)	15,830,000	18.6
Dr. Anthony Knap (14)	1,300	*
Marc Roston(15)	—	—
Jan Spiering	10,000	*
Wray T. Thorn(16)	5,500,000	6.4
Peter F. Watson	—	—
All directors and executive officers as a group (15 persons) (see notes (7) through (16))	34,007,617	39.9%
____________________

* Represents less than 0.1% of the outstanding common shares.

(1) Our bye-laws reduce the total voting power of any shareholder who is a U.S. person controlling more than 9.9% of our common shares to less than 9.9% of the voting power of our common shares.  Under this provision, the voting power of the Lehman entities and the Silver Creek entities, each of which is a U.S. person which controls more than 9.9% of our common shares, has been reduced to less than 9.9% of the voting power of our common shares. The voting power of the Lehman entities and the Silver Creek entities will, to the extent necessary, be adjusted so that such entities possess less than 9.9% of the voting power of our common shares.

(2) Of the common shares beneficially owned by the Lehman entities, 5,117,509 are held by Lehman Brothers Merchant Banking Partners III L.P.; 1,127,932 are held by Lehman Brothers Merchant Banking Fund III L.P.; 1,359,223 are held by Lehman Brothers Merchant Banking Fund (B) III L.P.; 2,147,999 are held by LB I Group Inc; 172,182 are held by Lehman Brothers Co-Investment Capital Partners L.P.; 122,082 are held by Lehman Brothers Co-Investment Group L.P.; 4,705,737 are held by Lehman Brothers Co-Investment Partners L.P.; 430,000 are held by Lehman Brothers Fund of Funds XVIII—Co-Investment Holding, LP; 248,136 are held by Lehman Brothers Merchant Banking Capital Partners V L.P.; and 400,000 are held by Lehman Crossroads Series XVII Master Holding Fund 66, LP. The address of the Lehman entities is 399 Park Avenue, 9th Floor New York, NY 10022.

(3) Of the common shares beneficially owned by the Silver Creek entities, 3,503,225 are held by Silver Creek Low Vol Strategies Holdings, LLC; 5,417,827 are held by Silver Creek Low Vol Fund A, LLC; and 2,287,894 are held by Silver Creek Special Opportunities Holdings I, LLC. Silver Creek Capital Management LLC serves as the managing member of the Silver Creek entities and as such exercises all management and control of the business affairs of the Silver Creek entities. The managing members of Silver Creek Capital Management LLC are Eric Dillon and Timothy Flaherty. The address of the Silver Creek entities is 1301 Fifth Avenue, 40th Floor, Seattle, WA 98101.

(4) Of the common shares beneficially owned by the Lightyear entities, 5,982,000 are held by Lightyear Fund II (Cayman), L.P., and 18,000 are held by Lightyear Co-Invest Partnership II (Cayman), L.P. As the sole general partner of each of Lightyear Fund II (Cayman), L.P. and Lightyear Co-Invest Partnership II (Cayman), L.P. Lightyear Fund II (Cayman) GP, L.P. may be deemed to have voting and/or investment power over such securities. As the sole general partner of Lightyear Fund II (Cayman) GP, L.P., Lightyear Fund II (Cayman) GP, Ltd. may also be deemed to have voting and/or investment power over such securities. As the sole director and shareholder of Lightyear Fund II (Cayman) GP, Ltd., Donald B. Marron may also be deemed to have voting and/or investment power over such securities. However, each of Lightyear Fund II (Cayman) GP, L.P., Lightyear Fund II (Cayman) GP, Ltd. and Mr. Marron disclaims beneficial ownership of the common shares held by Lightyear Fund II (Cayman), L.P. and Lightyear Co-Invest Partnership II (Cayman), L.P., except to the extent of its or his pecuniary interest in such common shares. The address of the Lightyear entities and of Mr. Marron is 375 Park Avenue, 11th Floor, New York, NY 10152.

(5) Marathon Asset Management, LLC ("Marathon") serves as the investment manager of Marathon Special Opportunity Master Fund, Ltd. (the "Fund") pursuant to an Investment Management Agreement between Marathon and the Fund. Marathon, in its capacity as the investment manager of the Fund, has sole power to vote and direct the disposition of all common shares held by the Fund. Bruce Richards and Louis Hanover are the managing members of Marathon. As managing members of Marathon, Messrs. Richards and Hanover may also be deemed to have voting and/or investment power over the common shares held by the Fund. However, each of Mr. Richards and Mr. Hanover disclaims beneficial ownership of the common shares held by the Fund, except to the extent of his pecuniary interest in such common shares. The address of Marathon Special Opportunity Master Fund, Ltd. is 461 Fifth Avenue, 10th Floor, New York, NY 10017.

(6) Of the common shares beneficially owned by the QVT entities, 4,705,559 are held by QVT Fund LP; 755,912 are held by Quintessence Fund L.P.; 43,545 are held by Deutsche Bank which manages a separate discretionary account the investment manager of which is QVT Financial LP Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Associates GP LLC is also the general partner of Quintessence Fund L.P. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company's securities held by QVT Fund LP. The address of QVT Fund L.P. is c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, NY 10036.

(7) Mr. Byrne has provided  capital to Haverford, and he may be deemed to have  investment  or  voting  control  and  may  be  deemed  to beneficially  own 10,000,000  common shares of the Company held of record by Haverford.  Currently 9,740,000 of these shares represent the indirect proportionate  interest of Mr. Byrne in the 10,000,000 Common Shares of the Company held  of  record  by  Haverford,  based upon the proportionate contribution  of the reporting  person  to the  capital  of Haverford.  These shares are held through a trust for the benefit of others and Mr. Byrne therefore disclaims beneficial ownership of these shares. Rebecca Byrne, Mr. Byrne's wife, is the record holder of 50,000 common shares of the Company which were purchased through the Directed Share Program in connection with the IPO of common shares of the Company.  Mr. Byrne disclaims beneficial ownership of the shares held by his wife.

(8) Mr. Brown has provided capital to Haverford, and he may be deemed to have  investment  or  voting  control  and  may  be  deemed  to beneficially  own 10,000,000  common shares of the Company held of record by Haverford.  Currently 260,000 of these shares represent the indirect proportionate  interest of Mr. Brown in the 10,000,000 common shares of the Company  held  of  record  by  Haverford, based  upon  the proportionate  contribution  of the  reporting person  to the  capital  of Haverford. These shares are held through a trust for the benefit of others and Mr. Brown therefore disclaims beneficial ownership of these shares. In addition, Mr. Brown serves as the settlor of a trust that is the owner of Leyton Limited, and Leyton Limited is the record holder of 80,000  common  shares of the  Company which  were  purchased  through  the Directed Share Program in connection with the IPO of common shares of the Company. Mr. Brown disclaims beneficial ownership of the shares held by Leyton Limited. Mr. Brown is also the record holder of 10,000 common shares of the Company which were purchased through the Directed Share Program in connection with the IPO of the common shares of the Company.

(9)  Represents shares purchased through the Directed Share Program in connection with the IPO of common shares of the Company by Donna Prestia, Mr. Prestia's wife. Mr. Prestia disclaims beneficial ownership of shares held by his wife.

(10)  Represents shares purchased through the Directed Share Program in connection with the IPO of common shares of the Company by Louisa Swayne, Mr. Swayne's wife. Mr. Swayne disclaims beneficial ownership of shares held by his wife.

(11)  Includes 2,500,000 shares held of record by HCP. Mr. Dickson disclaims beneficial ownership of the shares held by HCP.

(12)  Mr. Gross does not beneficially own the shares owned by certain Lightyear entities as described in note 4 above.

(13)  Represents shares held by certain Lehman enttities as described in note 2 above. Mr. James disclaims beneficial ownership of all common shares owned by Lehman entities.

(14)  Represents shares purchased through the Directed Share Program in connection with the IPO of common shares of the Company by Philippa Knap, Dr. Knap's wife. Dr. Knap disclaims beneficial ownership of shares held by his wife.

(15)  Mr. Roston does not beneficially own the shares held by certain funds managed by Silver Creek Capital Management LLC as described in note 3 above.

(16)  Represents shares held by Marathon Special Opportunity Master Fund, Ltd. as described in note 5 above.  Mr. Thorn does not individually or otherwise beneficially own any shares of the Company.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

Our bye-laws provide for a Board of Directors of no less than ten and no more than twelve directors. The Board of Directors met a total of six (6) times in fiscal 2007 and all incumbent directors attended at least 83% of such meetings and of meetings held by the committees of the Board of Directors of which they were members.  The Company expects directors to attend the Annual General Meeting and eleven of twelve of the Company’s then-directors attended the 2007 Annual General Meeting.

Our Board of Directors is divided into three classes: four Class B directors whose initial term will expire at the 2008 Annual General Meeting of our shareholders, four Class A directors whose initial term will expire at the 2009 Annual General Meeting of our shareholders, and four Class C directors whose initial term will expire at the 2010 Annual General Meeting of our shareholders. Thereafter, directors will hold office until the next Annual General Meeting at which the term of that class of directors expires or until their successors are duly elected or appointed or their office is otherwise vacated.

Our Board of Directors has established corporate governance measures in compliance with the requirements of the New York Stock Exchange. These include a set of Corporate Governance Guidelines, Independence Guidelines, charters for each of the Audit Committee, Compensation Committee and Governance Committee and a Code of Conduct and Ethics for directors, officers and employees. Our Board of Directors has also adopted a Code of Business Practices for the Company's principal executive, financial and accounting officers. These documents have been published on the Company's website, www.flagstonere.bm, and will be provided upon written request to the Company's Corporate Secretary at its registered office address, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

Our Board of Directors has reviewed the materiality of any relationship that each of the twelve directors of the Company has with the Company either directly or indirectly through another organization. The criteria applied included the director independence requirements set forth in the Company's Independence Guidelines, the independence requirements of the New York Stock Exchange with respect to the Company's Audit Committee, and the audit committee independence rules of the Securities and Exchange Commission (the "SEC"). In conducting this review of the directors' independence, the Board of Directors considered any managerial, familial, professional, commercial or affiliated relationship between a director and the Company or another director. In particular, the Board of Directors considered the following arrangements of certain directors before determining that each is independent under the New York Stock Exchange independence requirements and the Company's Independence Guidelines:

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Mr. Thomas Dickson, a director of the Company since December 2005, controls the investment manager of HCP.  Haverford has an investment in HCP. HCP pays a performance-based fee to its investment manager.

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Mr. E. Daniel James, a director of the Company since December 2005, is a senior manager of the Merchant Banking Group and managing director of Lehman Brothers Inc.  On December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $25.0 million, will receive interest at three month LIBOR and will pay 4.096% interest. The agreement will terminate on September 15, 2012. Also on December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $120.0 million, will receive interest at three month LIBOR and will pay 3.962% interest. The agreement will terminate on September 15, 2011. The fair value of the two swaps was $0.2 million as at December 31, 2007.  Affiliates of Lehman Brothers Inc. are shareholders of the Company, and Mr. James is a managing director at Lehman Brothers Inc. Lehman Brothers Inc. acted as an underwriter and provided additional investment banking services to the Company in connection with its IPO, for which it received fees of $3.4 million.

LB I, an affiliate of Lehman Brothers Inc., has invested $50.0 million in Mont Fort Re Ltd. ("Mont Fort") in respect of its segregated account "ILW" ("Mont Fort ILW") and owns 50.0 million, or 90.9%, of the Mont Fort ILW preferred shares. LB I has invested $55.0 million in Mont Fort Re Ltd. in respect of its segregated account "ILW 2" ("Mont Fort ILW2") and owns 55.0 million, or 100.0%, of the Mont Fort ILW 2 preferred shares. We own all of the common shares of Mont Fort and have 100% control of its board of directors. E. Daniel James, who is a director of the Company, is also a senior manager of the Merchant Banking Group and a managing director of Lehman Brothers Inc. As discussed above, Lehman Brothers Inc. acted as an underwriter of the Company’s IPO. In addition, Lehman Brothers Inc. provided additional investment banking services to the Company. The total fee received by Lehman Brothers Inc. in connection with our IPO was $3.4 million.

Based on this review, the Board of Directors has determined that Messrs. Coley, Brumm (resigned from the Board of Directors in July 20, 2007), Dickson, Gross, James, Knap, Roston, Spiering, Thorn and Watson are independent directors. Therefore, the Board of Directors has concluded that the Audit Committee, Compensation Committee and Governance Committee consist only of independent directors, and the Board of Directors consists of a majority of independent directors.

Committees of the Board of Directors

As of April 16, 2008, the standing committees of the Board of Directors and their members are:

Audit Committee	Compensation Committee	Governance Committee	Underwriting Committee	Finance Committee

Jan Spiering* Stephen Coley Thomas Dickson Stewart Gross Dr. Anthony Knap Wray T. Thorn Peter F. Watson	E. Daniel James* Stewart Gross Dr. Anthony Knap Wray T. Thorn	Stephen Coley* E. Daniel James Jan Spiering Wray T. Thorn	Thomas Dickson* Gary Black David Brown Mark Byrne Stewart Gross Dr. Anthony Knap Marc Roston	Mark Byrne* David Brown E. Daniel James Marc Roston Jan Spiering Wray T. Thorn
*Chairman

Audit Committee

The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. Among its functions, the Audit Committee:

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reviews and discusses the audited financial statements with management, reviews the audit plans and findings of the independent auditor, reviews the audit plans and findings of our internal audit and risk review staff, reviews the results of regulatory examinations and tracks management's corrective actions plans where necessary;

●	reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;
●	is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor;
●	receive and consider reports from internal auditors on risk assessment, work completed against annual audit plan and other areas proposed by the committee;
●	reviews our risk assessment and management processes; and
●	performs other tasks in accordance with the terms of its charter.

Mr. Spiering, who is an independent director, is the Chairman of the Audit Committee, and the Board of Directors has designated him as an “audit committee financial expert” as that term is defined in Item 401(k) of Regulation S-K under the Securities Act of 1933, as amended.

Compensation Committee

The Compensation Committee oversees our compensation and benefit plans, including administration of annual bonus awards and long-term incentive plans and reports their findings and opinions to the Board of Directors.  The Compensation Committee met four (4) times during fiscal 2007.

Governance Committee

The Governance Committee has responsibility for identifying individuals qualified to become members of the Board of Directors consistent with the criteria approved by the Board of Directors, recommending director nominees to the Board of Directors, recommending Corporate Governance Guidelines to the Board of Directors and overseeing an evaluation of the Board of Directors and management. The Governance Committee met five (5) times during fiscal 2007.

The Board of Directors has accorded to the Governance Committee the responsibility to consider the effectiveness and composition of the Board of Directors, to nominate candidates for election by our shareholders, and to fill vacancies on the Board of Directors that emerge from time to time. The Governance Committee will consider potential nominees to the Board of Directors recommended for election by shareholders. Any such recommendation must be sent to the Corporate Secretary of the Company not less than 120 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder. The written notice must also include the following information with regard to the shareholders giving the notice: (1) the name and record address of such shareholders; (2) the number of common shares of the Company which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other required filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholder suggesting a nomination follows the procedure outlined above, the Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors or by other persons. In considering whether to recommend any candidate for inclusion in the Board of Director’s slate of recommended director nominees, including candidates recommended by shareholders, the Governance Committee would expect to apply the same criteria which it applies to its own nominations. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries in which the Company may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others and potential conflicts of interest. The Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Underwriting Committee

The Underwriting Committee oversees the Company's underwriting policies and approves any exceptions thereto. Among its functions, the Underwriting Committee:

●	reviews aggregate underwritten exposures;

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reviews performance targets, including loss ratio targets, combined ratio targets, return on equity targets or other measurement devices employed by the Company to monitor its underwriting performance;

●	reviews projected potential aggregate losses in excess of amounts the Committee shall determine and revise from time to time; and

●	advises the Audit Committee and Board of Directors regarding loss reserves.

Finance Committee

In July 2007, the Board of Directors elected a Finance Committee, to replace and assume all functions of the Investment Committee, as well as matters relating to liabilities, hedging practices, and other aspects of the Company’s financial affairs beyond asset management.  The Finance Committee formulates the Company's investment policy and oversees all of the Company’s significant investing activities.

AUDIT COMMITTEE REPORT

The Audit Committee met a total of eight (8) times during fiscal 2007 and discussed amongst other things the Company’s quarterly results.  The Audit Committee also discussed with Deloitte & Touche the overall scope and plans for their audit and the results of such audits.  At the end of each meeting the auditor was given the opportunity to meet with the Audit Committee members without the presence of management.  The Audit Committee conducted an annual self-assessment in October 2007 in accordance with the terms of its charter.

The Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting.  Based on the Audit Committee’s review of the audited financial statements, its discussion with management regarding the audited financial statements, its receipt of written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, its discussions with Deloitte & Touche regarding its independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 114, Deloitte & Touche's communications with respect to their audit and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee

Jan Spiering, Chairman

Stephen Coley

Thomas Dickson

Stewart Gross

Dr. Anthony Knap

Wray T. Thorn

Peter F. Watson

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis ("CD&A").  Based on such review and discussions referred to below, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

In October 2007, the Compensation Committee conducted an annual self-assessment in accordance with the terms of its charter.

Compensation Committee

E. Daniel James, Chairman

Stewart Gross

Dr. Anthony Knap

Wray T. Thorn

Significant Board Practices

Executive Session

At every physical meeting of the Board of Directors there is an executive session during which Mr. Byrne, our Executive Chairman, and Mr. Brown, our Chief Executive Officer, are excused.  In 2007 there were six (6) such sessions.  The non-management members of the Board of Directors are at liberty to raise such issues as they deem necessary.  The executive session is chaired by Mr. Stephen Coley.

Advance Materials

Information and related materials necessary to provide the directors with an understanding of the topics to be discussed at the Board of Director and committee meetings are, where practicable, circulated in advance of each meeting.  The directors are given sufficient time to allow careful review the Board of Director materials.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding common shares, are required to report their initial ownership of common shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2007 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2007 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding common shares complied with all reporting requirements of Section 16(a) of the Exchange Act.

PROPOSAL 1 – ELECTION OF CLASS B DIRECTORS

Our bye-laws provide for a classified Board of Directors, divided into three (3) classes of equal size.  Each director will serve a three-year term.  At the Annual General Meeting, our shareholders will elect the Class B directors, who will serve until 2011 Annual General Meeting.  Our incumbent Class A and Class C directors will serve until the 2009 and 2010 Annual General Meetings, respectively.

The Board of Directors will nominate Messrs. Black, Dickson, Spiering and Thorn for re-election at the Annual General Meeting.  Each of these directors has indicated that he will offer himself for re-election to the Board of Directors.

If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended to the Board of Directors.

NOMINEES

Gary Black
Thomas Dickson
Jan Spiering
Wray T. Thorn

The respective ages, business experience, directorships and committee memberships for the nominees are set out in "Our Directors" above.  All of the nominees currently serve as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE FOUR DIRECTORS NAMED ABOVE

PROPOSAL 2 – THE AUDITOR'S PROPOSAL

Upon recommendation of the Audit Committee, the Board of Directors propose that the shareholders approve the appointment of Messrs. Deloitte & Touche to serve as our independent auditor for the 2008 fiscal year until the 2009 Annual General Meeting.  Deloitte & Touche have served as our independent auditor since October 2005.  A representative from Deloitte & Touche will attend the Annual General Meeting and will be available to respond to any questions and make a statement if he or she so desires.  Shareholders at the Annual General Meeting will also be asked to vote to defer the determination of the auditor's remuneration to the Board of Directors.

The following sets forth the fees billed to us by Deloitte & Touche during the 2007 fiscal year:

Audit Fees

Aggregate audit fees billed to us by Deloitte & Touche for the fiscal years ended December 31, 2007 and 2006 were $1,606,121 and $728,228, respectively.  Audit fees were for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents).

Audit-Related Fees

Audit-related fees billed to us by Deloitte & Touche for the fiscal years ended December 31, 2007 and 2006 were $73,491 and $52,219, respectively, for assurance and related services that are related to the audit and review of the financial statements which are not reported as audit fees above.

Tax Fees

Fees billed to us by Deloitte & Touche for all tax-related services for the fiscal years ended December 31, 2007 and 2006 were $44,520 and $117,593, respectively.  These fees were for professional services rendered for tax compliance.

All Other Fees

The aggregate fees billed by Deloitte & Touche for products and services rendered to the Company, other than the services described above under "Audit Fees", "Audit-Related Fees" and "Tax Fees", for the fiscal years ended December 31, 2007 and 2006 were $nil and $1,219,960, respectively, which relate to technical consultations and services provided in relation to securities offerings.  The Audit Committee has considered whether any information technology and non-audit consulting services provided by Deloitte & Touche could impair the independence of Deloitte & Touche. No such services were provided by Deloitte & Touche during 2007 and thus the Audit Committee concluded that such services did not impair the auditor’s independence.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for the Company by our auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Deloitte & Touche to provide audit, audit-related and tax services to the Company during 2006 and 2007 were pre-approved by the Audit Committee.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditor. The Audit Committee has the sole authority to hire and employ our auditor. The Audit Committee regularly reviews the auditor's work plan, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE &
TOUCHE AS OUR INDEPENDENT AUDITOR FOR THE 2008 FISCAL YEAR UNTIL THE 2009 ANNUAL
GENERAL MEETING.

PROPOSAL 3 – PERFORMANCE SHARE UNIT PLAN AMENDMENTS

The Performance Share Unit Plan (the "PSU Plan") currently provides that the Maximum Number of PSUs (as that term is defined under the PSU Plan) that may be granted under the PSU Plan shall be 2,800,000 PSUs.  Currently, the aggregate Maximum Awards issuable under the PSU Plan shall not exceed 5,600,000 common shares of the Company.  The Company now desires to increase the Maximum Number of PSUs up to 5,600,000 and Maximum Awards (being the common shares) that may be granted pursuant to the PSU Plan.  For more information on the PSU Plan, please see "Compensation Discussion and Analysis" above.  Assuming that the Compensation Committee approves the full amount of these proposed increases in the Maximum Number of PSUs and the Maximum Awards at its meeting on May 15, 2008, in order to accomplish this objective, Section 4.2 of the PSU Plan must be amended, subject to shareholder approval, as follows:

4           AWARDS

4.2       Maximum Number PSUs and Maximum Number of Common Shares that may be Issued Pursuant to PSUs Under the Plan.  The maximum number of PSUs that may be granted under the Plan shall ~~be~~ not exceed 5,600,000 ~~2,800,000~~ PSUs.  The maximum number of PSUs that may be granted under the Plan to any one Employee shall be half the maximum number of PSUs that may be granted under the Plan to all Employees.  The aggregated Maximum Awards that shall be issuable under the Plan shall ~~be~~ not exceed 11,200,000 ~~5,600,000~~ Common Shares.  If a PSU is forfeited or otherwise cancelled, or if an Employee does not achieve the Maximum Award pursuant to a PSU, the Common Shares underlying such PSU shall become available for future grant under PSUs pursuant to the Plan (unless the Plan has terminated).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE
AMENDMENTS TO THE PERFORMANCE SHARE UNIT PLAN OF THE COMPANY.

PROPOSAL 4 – DESIGNATED COMPANY DIRECTORS FOR CERTAIN SUBSIDIARIES OF THE COMPANY

Our bye-laws provide voting and ownership limitations designed to reduce the risk that the Company will be considered a controlled foreign corporation.  Our bye-laws also provide a mechanism to apply these voting limitations to indirect holdings in certain subsidiaries of the Company ("Designated Companies") that are not U.S. corporations and that are not treated as pass-through or disregarded entities for U.S. federal income tax purposes.

At the Annual General Meeting, our shareholders will approve the board of directors of each such Designated Company (each, a “Designated Company Director”).  The nominees for Designated Company Directors are as follows:

Flagstone Reinsurance Limited Recommended Designated Company Directors:	Flagstone Management Services (Halifax) Limited Recommended Designated Company Directors:
Mark Byrne David Brown James O’Shaughnessy	Mark Byrne David Brown James O’Shaughnessy Venkat Mandava Karl Grieves
Flagstone Réassurance Suisse S.A. Recommended Designated Company Directors:	Flagstone Underwriters Latin America Ltd. A.I. Recommended Designated Company Directors:
Mark Byrne David Brown James O’Shaughnessy Guy Swayne Ernest Horvath Peter Zumstein Karl Grieves	Mark Byrne David Brown James O’Shaughnessy Ralph Rexach Karl Grieves

Flagstone Underwriters Middle East Ltd. Recommended Designated Company Directors:	Flagstone Finance S.A. Recommended Designated Company Directors:
Mark Byrne David Brown James O’Shaughnessy Howard Cheetham John Hyland Guy Swayne Irshied Tayeb Karl Grieves	Mark Byrne David Brown James O’Shaughnessy Guy Swayne Peter Zumstein John B. Mills Hermanus R. W. Troskie Karl Grieves

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE LIST OF
DESIGNATED COMPANY DIRECTORS OF CERTAIN SUBSIDIARIES OF THE COMPANY.

ADDITIONAL INFORMATION

A copy of our financial statements for the year ended December 31, 2007 and the independent auditor’s report thereon has been sent to all shareholders.  The financial statements will be formally presented at the Annual General Meeting, but no shareholder action is required to be taken.

As of the date of this Proxy Statement we have no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Annual General Meeting.  In the event that any other business is properly presented at the Annual General Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote in accordance with their judgment on such business.

Shareholder Proposals for 2009 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Corporate Secretary of the Company no later than  November 14, 2008, and must comply with the requirements of the SEC and our bye-laws in order to be considered for inclusion in our Proxy Statement and proxy card relating to the 2009 Annual General Meeting. Such proposals should be directed to the attention of the Corporate Secretary, Flagstone Reinsurance Holdings Limited, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

If a shareholder proposal is not submitted to the Corporate Secretary in a timely manner or is otherwise introduced at the 2009 Annual General Meeting of shareholders without any discussion of the proposal in our Proxy Statement, and the shareholder does not notify us on or before  November 14, 2008 as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the Annual General Meeting of shareholders, then proxies received by us for the 2009 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the address specified in the paragraph above.

Shareholder Communications with the Board of Directors

Shareholders or any interested party desiring to contact the Board of Directors, any committee of the Board of Directors or the non-management directors as a group, should address such communication to Corporate Secretary, Flagstone Reinsurance Holdings Limited, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda, with a request to forward the communication to the intended recipient.

Corporate Documentation

The Company will furnish, without charge, to any shareholder a copy of all documents that it files with the SEC as well as the charter of any of the Company's committee of the Board of Directors. All such documents are available at www.flagstonere.bm or may be obtained upon written request to the Corporate Secretary, Flagstone Reinsurance Holdings Limited, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

Inspector of Election

BNY Mellon Shareowner Services, 480 Washington Boulevard, 29th Floor, Jersey City, NY 07310, has been appointed as lnspector of Election for the 2008 Annual General Meeting. Representatives of BNY Mellon Shareowner Services will attend the 2008 Annual General Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and determine the results of the vote.